Exhibit 99.1

G&K Services Reports Fiscal 2011 Third Quarter Results

Company Rental Organic Growth Rate Turns Positive; Adjusted Earnings Per Diluted Share Increases 54 Percent

MINNEAPOLIS--(BUSINESS WIRE)--May 3, 2011--G&K Services, Inc. (NASDAQ: GKSR) today reported third quarter fiscal 2011 revenue of $210.3 million, up from $198.9 million in the prior-year period. This increase in revenue resulted primarily from an improvement in the company’s rental and direct sale organic growth rates. A stronger Canadian dollar also contributed to the increase in revenue, which was partially offset by the impact of divestiture activities during the past year.

The company reported third quarter net earnings of $0.43 per diluted share. This compares to prior-year period earnings of $0.38 per diluted share. The prior-year period included gains from divestiture activity and asset sales, which totaled approximately $0.10 per diluted share. Therefore, current year earnings of $0.43 per diluted share increased 54 percent compared to adjusted earnings of $0.28 per diluted share in the prior-year period. The increase in earnings was driven by the continued execution of the company’s game plan which has generated profitable revenue growth and improved productivity. For the quarter, the company also drove lower merchandise, production, and delivery costs and delivered increased earnings from specific location profit improvement actions. These profit improvement items were partially offset by increased energy costs, lower direct sale gross margin, higher selling expenses and a higher effective tax rate.

“Through the continued execution of our game plan we’ve returned to positive rental organic growth and further expanded our operating margins,” said Douglas A. Milroy, G&K’s chief executive officer. “All areas of our game plan, focused on customer satisfaction and superb day-to-day execution, continue to deliver improved results and strengthen our business.”

Income Statement Review
Third quarter revenue from rental operations was $192.8 million, up from $185.6 million in the prior-year period. The company’s rental organic growth rate was positive 3.0 percent, up from negative 10.5 percent in the prior-year period. The improvement in the rental organic growth rate was driven by virtually all components of organic growth including customer retention, new account sales, price and customer employment levels. The organic growth rate is calculated using revenue, adjusted for foreign currency exchange rate differences, acquisitions and divestitures. Third quarter revenue from direct sales was $17.5 million, an increase of 31.3 percent, from $13.3 million in the prior-year period.

Third quarter operating margin was 7.6 percent, up from 7.0 percent in the prior-year period. The prior-year period adjusted operating margin was 5.8 percent, when excluding net gains from divestiture activity and asset sales. The 180 basis point expansion in adjusted operating margin resulted from revenue growth leveraging fixed costs, productivity gains across core rental operations and continued specific location profit improvement actions, partially offset by higher energy costs, lower direct sale gross margin and an increase in selling expenses.

Financial Strength
The company’s balance sheet remains strong. As of April 2, 2011, the company had total borrowings of $146.2 million and a debt to capitalization ratio of 22.4 percent. Total shareholders’ equity at the end of the second quarter was $505.1 million.

The company generated cash flow from operations and reduced its debt, net of cash, by $39.9 million in the last 12 months. Cash provided by operating activities for the nine months ended April 2, 2011 was $49.0 million, compared to $54.2 million in the prior-year period due to changes in working capital required to support the improvement in organic growth, partially offset by higher net income.

Outlook
The company continues to drive improved results through the execution of its game plan. Accordingly, the company is raising its revenue guidance and expects fiscal 2011 revenue to be in the range of $815.0 to $820.0 million. The company is also increasing its fiscal 2011 adjusted earnings guidance to be in the range of $1.62 to $1.68 per diluted share.

Conference Call Information
The company will host a conference call today at 10:00 a.m. (CT) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through June 3, 2011.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010.

About G&K Services, Inc.
G&K Services, Inc. is a market leader in branded work apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services employs nearly 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain costs that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended			Three Months Ended
	April 2, 2011			March 27, 2010
(U.S. Dollars, in thousands, except per share data)	Operating	Net	Earnings Per	Operating	Net	Earnings Per
	Income	Income	Share	Income	Income	Share
As Reported	$15,953	$7,966	$0.43	$13,954	$7,037	$0.38
Less: Divestitures of business assets	-	-	-	(2,465)	(1,918)	(0.10)
As Adjusted	$15,953	$7,966	$0.43	$11,489	$5,119	$0.28

	Nine Months Ended			Nine Months Ended
	April 2, 2011			March 27, 2010
(U.S. Dollars, in thousands, except per share data)	Operating	Net	Earnings Per	Operating	Net	Earnings Per
	Income	Income	Share	Income	Income	Share
As Reported	$50,652	$25,609	$1.39	$38,078	$17,471	$0.95
Less: Divestitures of business assets	-	-	-	(4,508)	(3,459)	(0.19)
Add: Cost reduction activities and reserves for certain matters	-	-	-	1,082	668	0.04
Less: Impact of change in accounting	(5,929)	(3,699)	(0.20)	-	-	-
As Adjusted	$44,723	$21,910	$1.19	$34,652	$14,680	$0.80

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Nine Months Ended

	April 2,	March 27,	April 2,	March 27,
(U.S. Dollars, in thousands, except per share data)	2011	2010	2011	2010

REVENUES
Rental operations	$192,828	$185,606	$566,287	$572,585
Direct sales	17,515	13,339	48,537	40,851
Total revenues	210,343	198,945	614,824	613,436

OPERATING EXPENSES
Cost of rental operations	130,857	130,038	383,316	402,906
Cost of direct sales	13,169	9,664	36,592	30,255
Selling and administrative	50,364	45,289	144,264	142,197
Total operating expenses	194,390	184,991	564,172	575,358

INCOME FROM OPERATIONS	15,953	13,954	50,652	38,078
Interest expense	2,958	3,275	8,011	10,675
INCOME BEFORE INCOME TAXES	12,995	10,679	42,641	27,403
Provision for income taxes	5,029	3,642	17,032	9,932
NET INCOME	$7,966	$7,037	$25,609	$17,471

Basic weighted average number of shares outstanding	18,364	18,305	18,343	18,300
BASIC EARNINGS PER COMMON SHARE	$0.43	$0.38	$1.40	$0.95
Diluted weighted average number of shares outstanding	18,448	18,361	18,446	18,339
DILUTED EARNINGS PER COMMON SHARE	$0.43	$0.38	$1.39	$0.95

Dividends per share	$0.095	$0.075	$0.285	$0.225

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	April 2, 2011	July 3, 2010
ASSETS
Current Assets
Cash and cash equivalents	$21,838	$8,774
Accounts receivable, net	91,301	82,754
Inventories, net	145,797	126,325
Other current assets	15,702	21,279
Total current assets	274,638	239,132

Property, Plant and Equipment, net	188,576	194,988
Goodwill	329,475	323,055
Other Assets	61,305	56,693
Total assets	$853,994	$813,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$34,779	$25,944
Accrued expenses	71,506	71,478
Deferred income taxes	3,978	3,557
Current maturities of long-term debt	812	1,023
Total current liabilities	111,075	102,002

Long-Term Debt, net of Current Maturities	145,346	160,398
Deferred Income Taxes	1,524	1,242
Accrued Income Taxes - Long Term	13,144	10,113
Other Noncurrent Liabilities	77,797	73,217
Stockholders' Equity	505,108	466,896
Total liabilities and stockholders' equity	$853,994	$813,868

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Nine Months Ended
	April 2,	March 27,
(U.S. Dollars, in thousands)	2011	2010
Operating Activities:
Net income	$25,609	$17,471
Adjustments to reconcile net income to net
cash provided by operating activities -
Depreciation and amortization	28,232	30,014
Other adjustments	3,919	(3,350)
Changes in current operating items	(4,791)	9,319
Other assets and liabilities	(3,952)	754
Net cash provided by operating activities	49,017	54,208
Investing Activities:
Property, plant and equipment additions, net	(15,465)	(12,249)
Divestitures of business assets, net	-	21,670
Net cash (used for)/provided by investing activities	(15,465)	9,421
Financing Activities:
Payments of long-term debt	(763)	(7,434)
Payments of revolving credit facilities, net	(14,500)	(54,210)
Cash dividends paid	(5,327)	(4,185)
Net Issuance of common stock, primarily under stock option plans	259	7
Purchase of common stock	(342)	(388)
Net cash used for financing activities	(20,673)	(66,210)
Increase/(Decrease) in Cash and Cash Equivalents	12,879	(2,581)
Effect of Exchange Rates on Cash	185	(94)

Cash and Cash Equivalents:
Beginning of period	8,774	13,136
End of period	$21,838	$10,461

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Executive Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations